Exhibit 99.1

June 21, 2007

Solera National Bancorp, Inc.
5801 W. Alameda Ave., Suite B
Lakewood, Colorado 80226

To Board of Directors:

Please accept this letter as my resignation, effective immediately, from my position as a member of the Board of Directors of Solera National Bancorp, Inc. and Solera National Bank (In Organization).

Unfortunately, I will be unable to devote the necessary time to execute my board duties given the recent allegations that have been made against me in my capacity as the President of the Community College of Denver. I plan to vigorously defend myself against these allegations and look forward to a favorable outcome.

Please note that I have no disagreement with the Board of Directors or Executive Management and only wish you continued success.

Sincerely,

/s/ Christine Johnson

Christine Johnson